Exhibit 99.2

GAP INC. UNVEILS PLANS TO INCREASE CASH DISTRIBUTION

- Announces Additional $1.5 Billion Share Repurchase Program -

- Plans to Double Dividend -

SAN FRANCISCO – Feb. 24, 2005 — Gap Inc. (NYSE:GPS) today announced its goal to deliver greater shareholder value through increased dividends and cash distribution. In line with this goal, the company’s Board of Directors has authorized an additional $1.5 billion for its share repurchase program, effective immediately. In addition, the company’s Board of Directors intends to double the annual dividend.

The share repurchase program, totaling $2.5 billion with today’s announcement, underscores the company’s continued confidence in the long-term growth prospects of its business. As of January 29, 2005, the company has successfully completed a $1 billion share repurchase program, repurchasing about 48 million shares.

The company intends to increase the annual dividend per share from $0.0888 to $0.18 for the fiscal year 2005. This does not include the previously announced $0.0222 per share dividend paid on February 23, 2005. The dividend is expected to be payable quarterly in late April, July, October and January.

“We are committed to delivering superior shareholder value through growth in revenue and earnings, and cash distribution,” said Gap Inc. President and CEO Paul Pressler. “I am pleased to report that in 2005 we intend to double our annual dividend. With the new share repurchase program, we have now authorized $2.5 billion in share repurchases.”

As with the previous share repurchase program, the company may repurchase shares of its common stock on the open market at times and prices considered appropriate by management. Repurchasing may take place through brokers and dealers or in privately negotiated transactions with nonaffiliated stockholders, and may be made under a Rule 10b5-1 plan. Under the additional $1.5 billion share repurchase program, shares may be repurchased over the next 24 months.

Over the past two years Gap Inc. has made significant progress in strengthening its balance sheet and improving its credit rating. Since May 2003, the company has reduced debt by more than $1 billion.

Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) dividend amounts and timing in 2005 and (ii) executing our share repurchase program.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the Company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that comparable store sales and margins will experience fluctuations; the risk that the Company will be unsuccessful in implementing its strategic and operating initiatives; the risk that adverse changes in the Company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the Company’s supply chain or operations; and the risk that the Company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the quarter ended October 20, 2004.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of February 24, 2005 and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798